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                                   EXHIBIT 99

                               [GRAPHICS OMITTED]

                               RE: HARDINGE, INC.

                                                              ONE HARDINGE DRIVE
                                                              ELMIRA, NY 14902
                                                              (NASDAQ: HDNG)


AT THE COMPANY:                  AT FRB | WEBER SHANDWICK:
Richard L. Simons                Kerry Thalheim              John McNamara
Exec VP & CFO                    General Inquiries           Analyst Inquiries
(607) 734-2281                   (212) 445-8437               (212) 445-8435


FOR IMMEDIATE RELEASE
THURSDAY, MAY 9, 2002

       HARDINGE INC. ANNOUNCES QUARTERLY DIVIDEND AND NEW DIVIDEND POLICY
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ELMIRA, N.Y., May 9, 2002 - Hardinge Inc. (Nasdaq: HDNG), a leading producer of advanced material-cutting solutions, announced today that its Board of Directors has declared a cash dividend of $0.03 per share on the Company's common stock payable on June 10, 2002 to stockholders of record as of May 31, 2002. This dividend reflects a reduction from the previous quarter's rate of $0.06 per share. The Company also announced that the Board of Directors has determined that it will consider future dividend decisions not on a quarterly, but on a semi-annual basis in May and November of each year, starting in November, 2002.

The Company's Board of Directors noted that the new dividend policy was a difficult but necessary action due to the current operating conditions in the machine tool industry. It is the Company's goal to ensure that Hardinge remains a financially strong company with the flexibility to fund strategic initiatives such as new product development. Additional further debt reduction will also enhance its leading market position when a rebound in capital goods purchases occurs.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions. The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines and other industrial products. The Company's common stock trades on Nasdaq under the symbol "HDNG." For more information, please visit the Company's website at www.hardinge.com.
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